ADVENT TECHNOLOGIES HOLDINGS, INC.
200 Clarendon Street
Boston, MA 02116

March 26, 2021

VIA EDGAR TRANSMISSION

Re:	Advent Technologies Holdings, Inc.
Registration Statement on Form S-1 (File No. 333-253114)

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Attention: Charles Eastman

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Advent Technologies Holdings, Inc. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Washington, D.C. time, on March 30, 2021, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Carl Marcellino (212-841-0623) of Ropes & Gray LLP.

[Signature Page Follows]

Very truly yours,

ADVENT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ James F. Coffey
	Name:	James F. Coffey
	Title:	Chief Operating Officer, General Counsel and Secretary